UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 19, 2024

NYIAX, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41626	46-0547534
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 Maiden Lane, 11th Floor

New York, NY 10005

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (917) 444-9259

N/A

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Executive Officer

On January 19, 2024, the Board of Directors (the “Board”) of the Company appointed Teresa Gallo as the Chief Executive Officer (the “CEO”) of the Company. In connection with Ms. Gallo’s appointment as CEO, the position of Interim Chief Executive Officer was eliminated. Ms. Gallo, age 53,’s primary tasks as CEO will include the development and implementation of the Company’s long-term strategic plan for its digital advertising exchange platform.

In 2023 Ms. Gallo founded Assemblage Digital, a boutique advisory firm focused on digital marketing, commercial strategies and revenue development for technology companies.  From May 2020 to May 2023 Ms. Gallo served as Executive Vice President and General Manager at Kinneso, a technology driven marketing and advertising agency and affiliate of Interpublic Group of Companies, Inc. (“IPG”), New York, New York. Ms. Gallo led Kinneso’s marketplace team and was responsible for organization design, strategy, operations, revenue delivery and market expansion of Kinesso’s digital sales business. From December 2018 to May 2020, Ms. Gallo served as the Chief Digital Officer for Orion, a subsidiary of IPG, where she oversaw Orion’s worldwide digital business and designed the roll-out and implementation of Orion’s programmatic advertising platform for publisher and advertiser utilization. From October 2013 to July 2018, Ms. Gallo served as Senior Vice President at OpenX, a programmatic advertising platform for publishers, advertisers and agencies. She was responsible for OpenX’s global corporate business development for publishers and advertisers. Ms. Gallo currently serves on the board of directors of the Rutgers University Center for Innovation Education, where she participated in framing the direction and growth of the Rutgers’s Innovation Center and its Professional Science master’s degree in data.

On January 19, 2024, the Company entered into an employment agreement with Ms. Gallo (the “Agreement”). The term of the Agreement commenced on January 19, 2024 (the “Effective Date”) and continues for two (2) years (the “Initial Term”), unless terminated earlier pursuant to the terms of the Agreement, and thereafter will be automatically renewed for successive one (1) year periods, unless terminated earlier pursuant to the terms of the Agreement or unless either party provides written notice of its intention not to extend the term of the Agreement at least 30 days prior to the Initial Term. Under the Agreement, Ms. Gallo will receive an annual base salary of $400,000 plus healthcare and other benefits including, but not limited to, life insurance coverage, expense allowances and indemnification. Pursuant to the Agreement, within ninety (90) days of the Company’s initial public offering, Ms. Gallo is required to submit a revenue and operating plan to the Board for 2024.

Ms. Gallo is entitled to receive equity grants in the form of incentive stock options and restricted stock units, which amounts, exercise price and vesting periods are set forth the Agreement. In the event the Company terminates the Agreement without cause or does not renew the Agreement or Ms. Gallo terminates the Agreement for good reason, Ms. Gallo will be entitled to receive, among other severance benefits, cash payments equal to twelve (12) months base salary, continued health and medical benefits, and accelerated vesting of unvested stock equity pursuant to terms of the Agreement. In the event of termination for cause by the Company, Ms. Gallo unearned salary, benefits and unvested stock equity grants terminate.

The foregoing summary description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01: Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated January 19, 2024, by and between NYIAX, Inc. and Teri Gallo
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 25, 2024	NYIAX, Inc.

	By:	/s/ Joseph G. Passaic, Jr.
		Name:	Joseph G. Passaic
		Title:	Corporate Secretary

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